UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On June 7, 2023, FCM issued the following press release:

FCM Plans for MM-120 (LSD) FDA Approval in 2026 And Extends Share Lockup Until June 15, 2026

FCM Confident in Ability o Start MM-120 Phase III in 2023 and Obtain FDA Approval In 2026

Dr. Freeman and Other FCM Directors Pledge to Extend Lockup Period For Selling Shares Until June 15, 2026

Time is Running Out to Save MindMed

Vote on FCM’s BLUE Proxy to Restore Shareholder Value at MindMed

SHERIDAN, Wyo., June 7, 2023 (GLOBE NEWSWIRE) -- FCM MM Holdings, LLC ("FCM"), representing approximately 3.5% of the outstanding common shares of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed” or the “Company”), announces Dr. Freeman and the other FCM nominees, will extend their lock up period for selling shares until June 2026 in anticipation of bringing MM-120 (LSD) to market in 2026 after completing the phase III study.

“We put our money where our mouth is, unlike the current management who appears to sell shares monthly,” said Dr. Scott Freeman. “We are so confident that we can bring MM-120 to market in the next three years to help millions with mental health disorder and build shareholder value, that we are extending our pledge to lockup our shares from June 15, 2025 to June 15, 2026 to coincide with this value enhancing event,” he added.

To accomplish this goal, FCM plans to initiate a dose finding Phase III trial to treat patients with generalized anxiety disorder (GAD) in December 2023, if the FCM slate of directors are elected at MindMed’s June 15, 2023 annual general meeting. Current management is ensconced in an unnecessary Phase IIb dose finding study which will take longer to bring MM-120 to market (after 2026). FCM has demonstrated that none of the 62 CNS drugs approved in the last decade has followed the long, tortuous, and expensive path to FDA approval that MindMed is following. All of the CNS drug candidates that FCM analyzed, that had Phase II data like MM-120, went directly to a dose finding Phase III study so that they could quickly and efficiently bring their drug to market as FCM is proposing.

“While MindMed’s commissioned Greenleaf study states that its path is supposedly reasonable, it is unnecessary and time consuming potentially allowing other companies to bring competing psychedelic drugs to market before MindMed, with the Company losing the opportunity to be first to market”, said Dr. Freeman.

FCM, as well as sell-side analysts that cover MindMed, are concerned that the Company will “burn through” its $130 million in cash balance in 2024 and will need to raise additional funds, resulting in further shareholder dilution of 50-100%. However, based on FCM’s capital realignment plans, FCM will be able pay for the Phase III study without further dilution with the expectation of gaining approval by 2026.

Vote the BLUE Proxy to Support FCM’s Plan to Restore Value for All Shareholders

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent nine early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders are deeply invested in MindMed’s long-term success.

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM's and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the AGM or any other resolutions at the AGM, which has been formally scheduled for June 15, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the "Final FCM Circular") containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms ("VIFs") for use at the AGM. Shareholders of MindMed are urged to read the Materials filed today as well as the Final FCM Circular, when issued, because they will contain important information.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM's nominees for election to the Board at the AGM or any other matters to be considered at the AGM. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. A copy of this press release may be obtained on MindMed’s SEDAR profile at www.sedar.com.

Item 2: FCM sent the following materials via e-mail to certain shareholders of the Company:

MindMed Shareholder Reminder: One Week to Vote

Presented by

Participate in the upcoming MindMed (MNMD annual meeting.

The following message is from Troop, a community platform for shareholder activism:

Quick context:

•	The FDA has signaled support for the use of psychedelic substances to treat generalized anxiety disorders.
•	Activist investors are pushing for leadership changes at MindMed that they say will better position the company for this opportunity, and rein in executive compensation.

Why it matters:

•	Activist investors (FCM holdings) believe MindMed’s Board requires deeper experience in the clinical trial process for complex drugs in order to improve the company’s speed-to-market and avail the opportunities that come with the ability to treat generalized anxiety disorders.
o	The proposal includes bringing back MindMed’s original cofounder, Dr. Scott Freeman.

•	MindMed’s current Board is advocating for keeping the 6 current board members as is.

What it means for you:

•	As a shareholder in MNMD, you can participate in the upcoming proxy vote and have a say in the future direction of the company.
•	Vote “FOR” the four FCM Holdings nominees, or with the current Board, on your proxy ballot.

How to vote:

The deadline to vote digitally is Monday, June 12th at 11 59 p.m. EST.

You should have received an email and/or physical letter from ProxyVote with your unique control number. If you’re having trouble finding this, search your inbox for id@proxyvote.com.

Online
1.	Locate the control number on your Voting Instruction Form.
2.	If your control number is 16 digits: log on to www.proxyvote.com, OR if your control number is 12 digits: log on to www.proxypush.com
3.	Enter your control number to vote by Weds. 6/14

Telephone
1.	Locate the control number on your Voting Instruction Form.
2.	If your control number is 16 digits, dial 1 800 454 8683 toll-free, OR if your control number is 12 digits, dial toll-free 1 866 586 3109.
3.	Enter your control number on your phone keypad to vote.

Mail

Mark, sign, and date your proxy card or voting instruction form and return it in the postage-paid envelope provided. Paper ballots must be received by Monday, 6/12.

Learn more

Activist investing for all

Troop is a community app for shareholders to unite and change companies, like MindMed, for good. Discover campaigns, launch new ones, and stay updated on shareholder votes and tips that matter in your portfolio.

Join Troop

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RE: A Letter from MindMed's Co-Founder and Fellow Shareholder

Dear Fellow MindMed Shareholder,

My name is Dr. Scott Freeman, and I am the co-founder of Mind Medicine. Along with three other individuals, I am standing for election at the upcoming annual meeting as nominees of FCM. We have a plan to get MindMed back on track and are so confident in our plan that we will lock up our shares until June 2025. We only benefit if other shareholders do too. Mind Medicine's board and management have repeatedly refused to demonstrate confidence in their plan by taking the same pledge.

As I wrote in a recent letter to MindMed shareholders, a psychedelic revolution appears imminent and we must position MindMed to benefit. There is $130 M in the bank and our plan is to cut costs and complete a Phase III trial by 2026 using this money – analysts are projecting that MindMed is on track to squander this money on bloated costs and executive compensation by mid-2024. But we need your help, by voting on the BLUE Proxy card FOR the election of myself, Scott Freeman, Vivek Jain, Alexander Wodka, and Farzin Farzaneh as directors. Together let us bring LSD to millions with mental health disorders. It is also not too late to change your vote if you have previously voted for management’s director candidates.

If you need assistance voting your BLUE proxy or voting instruction form, or changing your vote, you can call our proxy solicitor, Okapi Partners LLC, at 855-305-0856 or info@okapipartners.com.

For any questions regarding our plan, do not hesitate to reply to this email and either I or someone on our team will get back to you.

Thank you for your support.

Best regards,

Scott Freeman, MD

Item 3: On June 7, 2023, FCM posted the following materials to https://mindmed.zone/:

Item 4: On June 7, 2023, FCM posted the following materials on various social media platforms: